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                                                                  EX-99.(i)

                        [Shearman & Sterling Letterhead]

                                 July 29, 2003

Park Avenue Portfolio
7 Hanover Square
New York, New York 10004

Ladies and Gentlemen:

      The Park Avenue Portfolio (the "Fund"), which presently consists of thirteen portfolios, The Guardian Park Avenue Fund, The Guardian UBS Large Cap Value Fund, The Guardian Park Avenue Small Cap Fund, The Guardian UBS Small Cap Value Fund, The Guardian Asset Allocation Fund, The Guardian S&P 500 Index Fund, The Guardian Baillie Gifford International Fund, The Guardian Baillie Gifford Emerging Markets Fund, The Guardian Investment Quality Bond Fund, The Guardian Low Duration Bond Fund, The Guardian High Yield Bond Fund, The Guardian Tax-Exempt Fund and The Guardian Cash Management Fund, is authorized to issue and sell an unlimited amount of shares of beneficial interest having no par value (the "Shares"), in the manner and on the terms set forth in its Registration Statement on Form N-1A filed with the Securities and Exchange Commission (File Nos. 33-23966 and 811-5641).

      We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of its Declaration of Trust, as amended and restated to date, its By-Laws as amended and restated and, as currently in effect, a certificate of good standing issued by the Secretary of the Commonwealth of Massachusetts on July 28, 2003 (the "Certificate"). We have also reviewed the above-mentioned Registration Statement and all amendments filed as of the date of this opinion and the documents filed as exhibits thereto.

      Our opinion in paragraph 1 with regard to the existence of the Fund in the Commonwealth of Massachusetts, its state of incorporation, is based solely upon the Certificate.

      Based upon the foregoing, it is our opinion that:

      1. The Fund has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts.

      2.    The Fund is authorized to issue an unlimited number of Shares.

      3. Subject to the continuing effectiveness of the Registration Statement and compliance with applicable state securities laws (as to either of which we express no opinion), and assuming the continued existence of the Fund under the laws of the Commonwealth of Massachusetts, upon the issuance of the Shares for a consideration not less than the par value thereof as required by the laws of the Commonwealth of Massachusetts, and for the net asset value thereof as required by the Investment Company Act of 1940, as amended, and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the prospectus and statement of additional information filed as a part thereof. In giving this consent we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


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         We are members of the Bar of the State of New York. We note that we are not licensed to practice law in the Commonwealth of Massachusetts, and to the extent that an opinion herein involves the law of Massachusetts, such opinion should be understood to be based solely upon our review of the Certificate, the published statutes of the Commonwealth of Massachusetts and, where applicable, published cases, rules or regulations of regulatory bodies of the Commonwealth.


                                                      Very truly yours,

                                                      /S/ Shearman & Sterling

                                                          Shearman & Sterling